Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Medtronic Public Limited Company on Form S-4 of our report dated November 24, 2014, relating to the consolidated financial statements and financial statement schedule of Covidien plc (the “Company”) and the effectiveness of Covidien plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Covidien plc for the year ended September 26, 2014.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

July 17, 2015